Confidential portions of this exhibit have been omitted because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT is made as of January 19, 2023
BETWEEN:
LI-CYCLE APAC PTE. LTD., a company incorporated under the laws of the Republic of Singapore,
(hereinafter called the “Corporation”)
OF THE FIRST PART
- and -
DAWEI LI, presently of the City of Charlotte in the State of North Carolina, U.S.A.,
(hereinafter called the “Executive”)
OF THE SECOND PART
WHEREAS the Executive was employed by Li-Cycle Inc. pursuant to that certain Executive Employment Agreement between the Executive and Li-Cycle, dated January 1, 2022 (the “Li-Cycle Inc. Employment Agreement”);
AND WHEREAS the Executives’ employment was transferred from Li-Cycle Inc. to its direct parent, Li-Cycle U.S. Holdings Inc., effective January 1, 2023;
AND WHEREAS the parties wish for the Executive to relocate from the U.S.A. to Singapore, where he will live and work full-time and be employed as Regional President, Asia Pacific of the Corporation, which is an affiliate of Li-Cycle U.S. Holdings Inc., effective from April 1, 2023 (the “Effective Date”);
AND WHEREAS the Corporation and the Executive wish to enter into this executive employment agreement (the “Agreement”) to record the terms and conditions applicable to the Executive’s employment by the Corporation from and after the Effective Date, and which will supersede the Li-Cycle Inc. Employment Agreement;
AND WHEREAS the Corporation is only willing to enter into this Agreement on the basis that the Executive shall observe the terms and conditions of this Agreement, including but not limited to the restrictive covenants set out in Section 6 of this Agreement, which have been negotiated in good faith and which the Executive acknowledges as being reasonable given the nature of the Executive’s position pursuant to this Agreement;
AND WHEREAS the Executive acknowledges and agrees that there has been no inducement by the Corporation or its employees, representatives or agents in respect of the Executive’s recruitment for employment with the Corporation, or any promise or representation of any term or condition of employment by or on behalf of the Corporation that is not otherwise contained in this Agreement;
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.EMPLOYMENT
1.1Position
The Executive shall be employed as Regional President, Asia Pacific of the Corporation. The Executive shall report to the Executive Chair of the Corporation’s ultimate parent company, Li-Cycle Holdings Corp. (NYSE: LICY) (“LICY”) (the “Executive Chair”) and shall carry out such duties, responsibilities, activities and functions and exercise such authority and powers as are customary for a regional president of a public company within the Corporation’s industry, as from time to time assigned to the Executive by the Executive Chair of LICY.
The Executive acknowledges and agrees that, by virtue of his or her position and office, the Executive occupies a position of fiduciary trust and confidence. Therefore, the Executive agrees to serve the Corporation in a manner which is consistent with the Executive’s fiduciary duties, including the highest standards of loyalty, confidentiality, good faith and the avoidance of conflicts of duty and self-interest.
1.2Other Offices & Directorships
During the Executive’s employment with the Corporation, the Executive agrees to serve as a director or officer of any subsidiaries or affiliates of LICY or other entities where requested by the Executive Chair or as necessary or appropriate in connection with the performance by the Executive of his or her duties. The Executive acknowledges that, to the extent the Executive serves as a director or officer of any such entity, the Executive will do so without any additional remuneration but will be entitled to receive a suitable indemnity for any liability from any such entity.
1.3Time to be Devoted
During the Executive’s employment hereunder, the Executive shall devote his or her full working time and attention to the business and affairs of the Corporation. The Executive shall not, directly or indirectly, render services to any person, other than services with regard to charitable or community service organizations and any board member or advisor positions that have been approved in advance by the Executive Chair (or as otherwise required by the policies of the Corporation from time to time). The Executive agrees to disclose to the Executive Chair from time to time any and all charitable or community service activities or board member or advisor activities with which the Executive is involved which could or which may have a conflict of interest with the Corporation’s business, strategy and activities.
The Executive is permitted to continue to act as a board member or advisor for those organizations listed in Schedule A (Permitted Charitable, Community & OTHER Activities), and the Executive represents that in doing so, the Executive will not be in breach of the restrictive covenants contained in Section 6.
1.4Employment Obligations
During the continuance of the Executive’s employment hereunder and throughout the Term, the Executive shall well and faithfully serve the Corporation, and its subsidiaries and affiliates, to the best of his or her ability in a competent and professional manner (including without limitation by submitting to the Corporation all reports and other communications whenever the same may reasonably be required by the Corporation) and shall use his or her best efforts to promote the interests of the Corporation and act at all times in the best interests of the Corporation. The Executive shall observe and comply in all respects with all applicable statutes, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies, together with the lawful policies, procedures and codes of conduct established by the Corporation and in effect from time to time. The Executive acknowledges having been given access to such policies, procedures and codes of conduct in advance of executing this Agreement (including without limitation the “Code of Business Conduct and Ethics” in effect as of the date of this Agreement).

The Executive’s employment duties and obligations shall include but are not limited to the duties and responsibilities set out at Schedule B (Executive’s Main Duties and Responsibilities), which may be amended from time to time in the Corporation’s sole and absolute discretion.
1.5Directors and Officers’ Liability Insurance; Indemnification Agreement
The Executive will be covered by directors’ and officers’ liability insurance, subject to and in accordance with the terms and conditions of the applicable policy in place and as amended from time to time, which will be established and maintained by the Corporation at its expense. The insurance policies to be maintained by the Corporation under this provision may contain exclusions from coverage in respect of negligence or mala fides acts on the part of the Executive.
The Corporation’s ultimate parent, LICY, has entered into a Director and Officer Indemnification Agreement with the Executive dated as of November 1, 2021 in LICY’s standard form, pursuant to which LICY will provide the Executive with contractual assurance of indemnification against personal liability arising out of his or her employment with the Corporation. A copy of such agreement is attached hereto as Exhibit “B”.
1.6Place of Employment, Hours of Work and Rest Days
The Executive shall provide his or her duties and services to the Corporation from the Corporation’s premises in Singapore (the “Place of Employment”) and at such other place or places as are necessary to carry out his or her duties, as shall be directed by the Corporation in its sole and absolute discretion.
To assist the Executive in his relocation from the U.S.A. to Singapore, the Corporation has provided certain relocation assistance set forth in Schedule C.
The Executive’s normal work hours of work shall generally follow the Corporation’s normal operating hours from 9:00 am to 6:00 pm, Monday to Friday inclusive, during which the Executive will be entitled to a one (1) hour lunch break. The Executive acknowledges that he is not statutorily entitled to rest days under the applicable Employment Act 1968 (the “EA”).
The Executive acknowledges that travel, both within and outside of Singapore, is required in this position. Additionally, the Executive shall be required to work such additional hours (e.g., weekends and /or evenings) as are reasonably necessary for the proper performance of his duties. The Executive acknowledges and agrees that, as a member of the senior management of the Corporation and LICY, the nature of his job often requires him to work beyond his normal hours of work, and that this has been given due consideration by the Corporation in determining his Base Salary set out in Section 3.1 below. As such, the Executive shall work such hours as the Corporation may in its sole and absolute discretion require, without any overtime pay.
1.7Lawful Eligibility to Work in Singapore
The parties acknowledge and agree that, as a condition precedent to this Agreement and the Executive’s employment with the Corporation hereunder, the Executive shall obtain and must continue to maintain all work passes, permits, visas, and/or licenses that are necessary for the Executive to work in Singapore under applicable laws and to fulfil the duties and responsibilities assigned to him.
The Executive further acknowledges and agrees that responsibility for maintaining such lawful eligibility status to work for the Corporation in Singapore following the Effective Date and throughout the Term of this Agreement rests solely with the Executive.

2.TERM OF EMPLOYMENT
1.1Term
The Corporation acknowledges the employment of the Executive with the Corporation commenced on July 19, 2021, and such employment shall continue under the terms of this Agreement from the Effective Date until terminated in accordance with the terms of this Agreement (the “Term”).
3.REMUNERATION
1.1Base Salary
From and after the Effective Date, the Corporation shall pay the Executive a base salary of USD$ 300,000.00 per annum (the “Base Salary”), payable in equal monthly instalments of $25,000.00 per month. The Executive’s salary period shall be monthly, from the first business day to the last business day of each calendar month. The Base Salary shall be paid in Singapore dollars, less applicable statutory deductions and withholdings (including without limitation with respect to income taxes), group benefit premiums and other lawful and applicable amounts, in accordance with the Corporation’s standard payroll practices and schedule in effect from time to time. The conversion of USD to Singapore dollars for payroll processing shall be calculated by the Corporation based on a current exchange rate for USD to Singapore dollars selected by the Corporation in its discretion prior to the date of payment. Subject to applicable laws, the Base Salary shall be paid by direct transfer to the Executive’s nominated Singapore bank account by the last business day of each calendar month, or in any event within seven (7) days after the end of the applicable salary period.
The Base Salary may be revised from time to time at the sole discretion of the Corporation, in which case the revised amount shall be communicated in writing to the Executive with a prescribed effective date and thereafter be treated as the Base Salary for the purposes of this Agreement, provided, however, that the Base Salary can only be reduced in the event that either: (a) the Executive has agreed in writing to such reduction, or (b) it is made in conjunction with a salary reduction being imposed upon all similarly situated executives of the Corporation.
1.2Annual Short-Term Incentive Plan Award
During the Term, the Executive shall have the opportunity to earn an annual cash award (the “STIP Award”) under LICY’s short-term incentive plan (“STIP”) in respect of each fiscal year of the Corporation. The STIP Award will be payable following the completion of each fiscal year, at such time and in such amount as may be determined by the Board of Directors of LICY (the “Board”) from time to time based on the achievement of certain corporate and/or individual “key performance indicators”. The target amount of the STIP Award to which the Executive may be entitled in respect of a fiscal year (the “STIP Target”), as well as any terms and conditions applicable to the STIP Award, will be established by the Board prior to the commencement of such fiscal year. The Executive acknowledges that: (a) the terms of the STIP (including the STIP Target) may change at the sole and absolute discretion of the Board from year to year; (b) the value of a STIP Award in one year does not guarantee the value of a STIP Award in subsequent years; (c) a STIP Award is not earned for any purpose until the date of payment of the same; and (d) unless expressly set out otherwise in this Agreement or in a STIP Award document provided by the Corporation to the Executive from time to time, the Executive must be actively employed on the date that the STIP Award is paid by the Corporation in order to be eligible to earn and receive the STIP Award.
For all purposes relating to STIP Awards, the Executive shall be considered to be “actively employed” from the Effective Date until the last day on which the Executive provides service to the Corporation as a result of the termination of his or her employment for any reason.
For the 2023 fiscal year, the Executive’s STIP Target is expected to be 70% of Base Salary (of which 30% shall be based on personal measures and 70% shall be based on corporate measures). For greater certainty, (i) the entire amount of the Executive’s FY 2022 STIP shall be an obligation of Li-Cycle U.S. Holdings Inc., and (ii) from and after the Effective Date, the entire amount of the Executive’s FY 2023 STIP award shall be an obligation of the Corporation.
1.3Annual Long-Term Incentive Plan Award
During the Term, the Executive will be eligible to receive an annual award under the equity-based long-term incentive plans offered by LICY from time to time to its executive officers generally (the “LTIP Award”), in the manner and to the extent authorized by the Board, in its sole and absolute discretion. The target amount of the LTIP Awards to which the Executive may be entitled in respect of a fiscal year (the “LTIP Target”) will be established by the Board in relation to each fiscal year during the Term.
For the 2023 fiscal year, LICY’s long-term equity incentive plan design includes awards of restricted share units (“RSUs”) and share options under the 2021 Incentive Award Plan. The Executive’s LTIP Target for the 2023 fiscal year will be 60% of Base Salary. It is anticipated that the LTIP Award for the 2023 fiscal year will be made by the Corporation in late January 2023. For greater certainty, from and after the Effective Date, the entire amount of the Executive’s FY 2023 LTIP award shall be an obligation of the Corporation.
1.4Executive Share Ownership Requirements.
The Executive acknowledges that the Executive is subject to LICY’s executive share ownership requirements which, as at the date of this Agreement, provide that the executive officers of LICY are required to maintain an equity interest in LICY (through the ownership of common shares or similar instruments such as options and RSUs) with a value equal to or exceeding two times (2x) Base Salary within five (5) years of the Effective Date. The Executive’s equity interest in LICY shall be assessed by the Corporation on an annual basis. The Executive undertakes to comply with LICY’s executive share ownership requirements, as such requirements may be amended from time to time by the Board at its discretion. In the event that the value of the Executive’s equity interest is less than the prescribed amount, the Executive agrees to: (a) hold any common shares of LICY delivered on the settlement of RSUs or reinvest the after-tax value of any cash-settled RSUs in common shares of LICY, and/or (b) hold the post-exercise value of any vested share options in common shares of LICY.
1.5Clawback
The Board may, in its sole and absolute discretion, to the full extent permitted by governing law and to the extent it determines that it is in the Corporation’s best interest to do so, require the reimbursement of all or a portion of any performance-based incentive compensation awarded to the Executive after each fiscal year, if wrongdoing after the Effective Date has occurred including without limitation in the following circumstances:
(a)LICY or the Corporation is required to restate its financial statements;
(b)the Executive engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement; and/or
(c)the amount of the performance-based compensation that would have been awarded to, or the profit realized by, the Executive had the financial results been properly reported would have been lower than the amount actually awarded or received.
1.6Acknowledgement of Compensation Program and Plans
The Executive has been provided under separate cover a copy of the 2021 Incentive Award Plan and that he or she understands and accepts each of the terms and conditions thereof. The Executive understands that the awards referenced in Sections 3.2 (Annual STIP Award) and Section 3.3 (Annual

LTIP Award) (collectively, the “Awards”) are subject to the terms of LICY’s long-term incentive award plans and the relevant agreements governing the Awards, in place and as amended from time to time.
1.7Annual Review of Remuneration
The Executive’s total annual compensation package (including Base Salary, STIP Target and LTIP Target) will be reviewed at least on an annual basis, normally at each fiscal year end, and may be increased from time to time at the sole and absolute discretion of the Board. The Executive acknowledges that LICY has implemented a policy pursuant to which LICY will disclose its approach to executive compensation to its shareholders for the purpose of an annual non-binding advisory vote (the “Say-on-Pay Vote”). LICY will disclose the results of the Say-on-Pay Vote as part of its report on voting results for each annual meeting of the shareholders and the Board will, subject to its sole and absolute discretion, take the results into account, as appropriate, for the purpose of considering future compensation policies, procedures and decisions.
1.8Taxes, Duties and Fees
The Executive will be personally responsible for compliance with all applicable tax laws and regulations and for the payment of all income taxes, property taxes, custom duties, fees, licenses and other taxes imposed on the Executive by any authorities, whether in Singapore, the United States, Canada or elsewhere.
1.9No Guarantee of Employment
The Corporation’s award to the Executive of remuneration pursuant to this Section shall not constitute a guarantee of continued employment.
4.BENEFITS
1.1Executive Welfare Benefit Plans and Perquisites
During the Term, the Executive shall be entitled to participate in the Welfare Benefit Plans and Perquisites (as such terms are defined in Schedule C) instituted by the Corporation from time to time which are generally made available to executive officers of the Corporation, all subject to and in accordance with the terms and conditions thereof, and as such may be amended from time to time (collectively, the “Executive Plans”). For 2023-2024, a summary of the Executive Plans is set forth in Schedule C hereto. The Corporation is entitled to change, replace or cancel the Executive Plans, or any of them, at any time during the Term, without notice or compensation to the Executive.
1.2International Retirement Savings Plan
The Executive is eligible to participate in the Corporation’s International Retirement Savings Plan (“IRSP”) from the date of hire. Once the Executive elects to enroll in the IRSP, the Corporation will match the Executive’s IRSP contributions, per the IRSP plan design, up to the applicable percentage of company maximum contribution (being 6% of Base Salary, as of the date of this Agreement, with the annual maximum total dollar contribution determined by the IRSP). If the Executive elects to participate in the IRSP, then applicable deductions will be made in line with payroll, commencing on the Effective Date, and contributed directly to the Executive’s IRSP account.
1.3Reimbursement for Business Expenses
The Executive shall be reimbursed for all reasonable business, travel and other out-of-pocket expenses actually and properly incurred by the Executive in connection with his or her duties during the Term, and subject to the Corporation’s internal policies and guidelines that may be in force at the time, including as set forth in the “Li-Cycle Singapore Employee Handbook”, provided that (notwithstanding any limitations provided therein), the Corporation shall reimburse the full cost of the Executive’s annual professional dues. For all such expenses, the Executive shall furnish to the Corporation an itemized expense report, including without limitation receipts for such expenses, and the Corporation will reimburse the Executive for all properly incurred expenses.
1.4Vacation
The Executive shall be entitled to twenty (20) days of paid vacation per calendar year during the Term, to be pro-rated for any part year worked. Such vacation may be taken as the Executive may from time to time reasonably determine (having regard to the best interests of the Corporation), provided that such vacation time does not materially interfere with the performance of the Executive’s duties to the Corporation. The Executive shall only be entitled to carry forward five (5) days of vacation time remaining unused at the end of any calendar year into the first ninety (90) days of the following calendar year and the balance of any vacation time unused by the end of any calendar year shall be forfeited and the Executive shall not be entitled to any payment in respect thereof. An additional week of vacation time will be earned upon completing five (5) years of employment with the Corporation and/or any of its subsidiaries or affiliates, resulting in an entitlement to five (5) weeks of paid vacation per calendar year thereafter.
The Executive shall also be entitled to sick leave (and reimbursements for medical examinations for the purposes of taking statutory sick leave, if it is not already covered by the Corporation through any applicable policies) and parental leave in accordance with local laws.
1.5No Other Benefits
The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement, other than as specifically set out in this Agreement or as otherwise agreed to in writing by the Board.
5.TERMINATION OF EMPLOYMENT
1.1Events of Termination; Definition of “Date of Termination”
Notwithstanding any other provision in this Agreement, the Executive’s employment and this Agreement may be terminated at any time as follows:
(a)Death – automatically upon the death of the Executive, in which case the “Date of Termination” shall mean the date of his or her death;
(b)By the Corporation for Cause – by the Corporation at any time for Cause (as defined in Section 5.6) following due inquiry during which the Executive will be given a chance to be heard, by providing written notice to the Executive specifying the act or omissions upon which the Corporation is relying to terminate his or her employment for Cause, in which case the “Date of Termination” shall mean the effective date set out by the Corporation in such written notice;
(c)By the Corporation Without Reason – by the Corporation at any time without reason, by providing written notice to the Executive specifying the effective date of termination (such date being not less than six (6) weeks and not more than ten (10) weeks following the date of the Corporation’s written notice of termination (the “Termination Notice Period”), unless six (6) weeks’ salary in lieu of notice is provided), in which case the “Date of Termination” shall mean the effective date set out by the Corporation in such written notice;
(d)Mutually Agreed Separation – by mutual agreement of the Executive and the Corporation on a specified separation date, in which case the “Date of Termination” shall mean the effective date mutually agreed to by the parties in writing;

(e)By the Executive without Good Reason – by the Executive at any time in the absence of Good Reason (as defined in Section 5.7), by the Executive providing written notice to the Chief Executive Officer specifying the effective date of resignation (such date being not less than six (6) weeks and not more than ten (10) weeks following the date of the Executive’s written notice (the “Resignation Notice Period”), unless six (6) weeks’ salary in lieu of notice is provided), in which case the “Date of Termination” shall mean the effective date set out by the Executive in such written notice, it being understood the Corporation is under no obligation to utilize the Executive’s services during any part of the Resignation Notice Period and such waiver of services shall not constitute an early termination of employment by the Corporation; or
(f)By the Executive for Good Reason - by the Executive at any time for Good Reason (as defined in Section 5.8), by the Executive providing written notice to the Chief Executive Officer specifying the event or events upon which the Executive is relying to terminate his or her employment for Good Reason, in which case the “Date of Termination” shall mean the effective date set out by the Executive in such written notice.
(g)For greater certainty, the “Date of Termination” means the actual date of termination described in (a) through (g) above, as applicable, and will not include any period following the actual date of termination in each instance during which the Executive is in receipt of, or is eligible to receive, any statutory, contractual or common law notice of termination or compensation in lieu thereof or severance payments following such actual date of termination.
1.2Severance Policy & Entitlements
The Executive’s entitlements upon termination of employment are set forth in the 2021 Executive Severance Policy adopted by the Compensation Committee and are adopted herein in this Section 5. Any such entitlements upon termination of employment, whether pursuant to the 2021 Executive Severance Policy or provided elsewhere in this Agreement, are expressly conditioned upon compliance with Sections 5.10 (Payments in Full Satisfaction and Release) and 8.11 (Section 409A) of this Agreement, including the timing for any payment with respect to such entitlements. LICY and the Corporation reserve the right to amend the 2021 Executive Severance Policy from time to time, which amended policy shall also be adopted herein by reference, provided that such amendments shall not (individually or in the aggregate) reduce the Executive’s entitlements under this Section 5. The Corporation shall advise the Executive forthwith following any change to the 2021 Executive Severance Policy, and shall provide a supplement or addendum to this Agreement setting forth the applicable amendments to the 2021 Executive Severance Policy and this Agreement.
1.3Termination for Death, Cause, Mutually Agreed Separation or by the Executive Without Good Reason
If this Agreement and the Executive’s employment hereunder are terminated pursuant to subsections 5.1(a) (Death), subsection 5.1(b) (by the Corporation for Cause), subsection 5.1(d) (Mutually Agreed Separation) or subsection 5.1(e) (by the Executive without Good Reason), then:
(a)the Corporation shall pay to the Executive or to the Executive’s estate, as applicable, only (i) the Executive’s accrued and unpaid Base Salary (at the rate in effect immediately prior to the Date of Termination), payable up to and including the Date of Termination at the normally scheduled time, (ii) accrued vacation pay calculated up to and including the Date of Termination, payable within thirty (30) days following the Date of Termination, (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions and at the times set forth in such employee benefit plans, programs or arrangements, and (iv) any reimbursement owed to the Executive for business expenses properly incurred during the Term pursuant to Section 4.3 (the “Basic Entitlements”);
(b)the Executive shall not be entitled to any STIP Award, pro-rated or otherwise, that has not yet been earned pursuant to subsection 3.2 for any previous fiscal year, for the fiscal year in which the Date of Termination occurs or for any time period after the Date of Termination, or for any compensation or damages in lieu of the same; and
(c)the post-employment treatment of the Executive’s LTIP Awards (including without limitation share options and RSUs) will be determined in accordance with the terms of the 2021 Incentive Award Plan and/or any other applicable long-term incentive plan(s), the relevant award agreement(s), and the 2021 Executive Severance Policy adopted by the Compensation Committee. It is understood that the Executive shall not be entitled to any damages or compensation in lieu of any equity award not made after the Date of Termination or any equity award that is forfeited on or following the Date of Termination.
1.4Termination by the Corporation Without Reason or by the Executive for Good Reason in Either Case Prior to or More than 12 Months After a Change in Control
If this Agreement and the Executive’s employment hereunder are terminated pursuant to subsection 5.1(c) (by the Corporation without reason) or pursuant to subsection 5.1(f) (by the Executive for Good Reason), in either case prior to a Change in Control or more than 12 months after a Change in Control, then:
(a)the Corporation shall provide to the Executive the Basic Entitlements;
(b)for a period of twelve (12) months following the Date of Termination (the “Severance Period”), payment in equal monthly installments in accordance with regular payroll practices of the aggregate of the amounts set forth in subsections 5.4(b)i) plus 5.4(b)ii), divided by 12:
i)twelve (12) months’ Base Salary at the rate in effect immediately prior to the Date of Termination; plus
ii)an amount equal to the STIP Target of the Executive in respect of the fiscal year of the Corporation in which the Date of Termination occurs, pro-rated to twelve (12) months;
(c)the Executive’s coverage under the Corporation’s benefit plans and Perquisites shall continue, subject to the terms and conditions of the plans regarding benefits and eligibility, until the Date of Termination, at which time all such coverages shall automatically cease (unless otherwise provided by such benefits plans or applicable law) with no further compensation or damages in lieu of the same.
(d)other than as expressly set out above in subsection 5.4(b)(ii), the Executive shall not be entitled to any STIP Award, pro-rated or otherwise, that has not yet been earned pursuant to subsection 3.2 for any previous fiscal year, for the fiscal year in which the Date of Termination occurs or for any time period after the Date of Termination, or for any compensation or damages in lieu of the same;
(e)the post-employment treatment of the Executive’s LTIP Awards (including without limitation share options and RSUs), will be determined in accordance with the terms of the 2021 Incentive Award Plan and/or any other applicable long-term incentive plan(s), the relevant award agreement(s), and the 2021 Executive Severance Policy adopted by the Compensation Committee. It is understood that the Executive shall not be entitled to any damages or compensation in lieu of any equity award not made after the Date of Termination; and
(f)outplacement career counseling to be provided in a format and by a provider approved by the Corporation consistent with the Corporation’s normal practice, provided that such outplacement career counselling services shall end on the earlier to occur of (i) twelve (12) months following the Date of Termination and (ii) the date that the Executive obtains full-time employment.
1.5Termination by the Corporation Without Cause or by the Executive for Good Reason, in Either Case Within Twelve (12) Months Following a Change in Control
If this Agreement and the Executive’s employment hereunder are terminated pursuant to subsection 5.1(c) (by the Corporation without Cause) or subsection 5.1(f) (by the Executive for Good Reason), in either case within twelve (12) months following a Change in Control, then:
(a)the Corporation shall provide to the Executive the Basic Entitlements;
(b)a lump sum payment, payable on the first regular payroll date following the date the Release becomes effective and irrevocable, in an amount equivalent to the aggregate of the amounts set forth in subsections 5.5(b)i) plus 5.5(b)ii):
i)eighteen (18) months’ Base Salary at the rate in effect immediately prior to the Date of Termination; plus
ii)an amount equal to the STIP Target of the Executive in respect of the fiscal year of the Corporation in which the Date of Termination occurs, pro-rated to eighteen (18) months;
(c)the Executive’s coverage under the Corporation’s benefit plans and Perquisites shall continue, subject to the terms and conditions of the plans regarding benefits and eligibility, until the Date of Termination, at which time all such coverages shall automatically cease (unless otherwise provided by such benefits plans or applicable law) with no further compensation or damages in lieu of the same.
(d)subject to eligibility criteria pursuant to subsection 3.2, the Executive’s entitlements to STIP Award(s) shall be as follows, payable as a lump sum on the Corporation’s next payroll cycle following the Date of Termination:
i)the Executive shall receive the STIP Award in respect of the fiscal year immediately preceding the Date of Termination, to the extent earned and unpaid at the Date of Termination, calculated at the STIP Target for such fiscal year;
ii)the Executive shall receive the STIP Award in respect of the fiscal year of the Corporation in which the Date of Termination occurs, pro-rated from the start of such fiscal year to the Date of Termination, calculated at the STIP Target for such fiscal year; and
iii)other than as expressly set out above in subsection 5.6(b)ii), the Executive shall not be entitled to any further STIP Award, pro-rated or otherwise, for any period after the Date of Termination, or any compensation or damages in lieu of the same;
(e)the post-employment treatment of the Executive’s LTIP Awards (including without limitation share options and RSUs), will be determined in accordance with the terms of the 2021 Incentive Award Plan and/or any other applicable long-term incentive plan(s), the relevant award agreement(s), and the 2021 Executive Severance Policy adopted by the Compensation Committee. It is understood that the Executive shall not be entitled to any damages or compensation in lieu of any equity award not made after the Date of Termination; and
(f)outplacement career counseling to be provided in a format and by a provider approved by the Corporation consistent with the Corporation’s normal practice, provided that such outplacement career counselling services shall end on the earlier to occur of (i) twelve (12) months following the Date of Termination and (ii) the date that the Executive obtains full-time employment.
1.6Definition of “Cause”
(a)For the purposes of this Agreement: “Cause” shall mean misconduct as defined under the applicable law. Misconduct may be found in any of the following circumstances: the Executive’s commission of or conviction of (or plea of no contest or nolo contendere to) any felony under any state, federal or foreign law or any crime involving moral turpitude or dishonesty;
(b)the Executive’s commission of an act of fraud, embezzlement, misappropriation of funds, misrepresentation, malfeasance, breach of fiduciary duty or other willful and material act of misconduct, in each case, against the Corporation or any of its subsidiaries or affiliates;
(c)any willful, material damage to any property of the Corporation (or that of any of its subsidiaries or affiliates) by the Executive;
(d)the Executive’s willful failure or willful refusal to (A) substantially perform his/her material, lawful job functions hereunder (other than any such failure resulting from the Executive’s Permanent Disability) or (B) carry out or comply with a lawful and reasonable directive of the Corporation;
(e)the Executive’s breach of any corporate policy that materially harms the Corporation;
(f)the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Corporation’s premises (or that of any of its subsidiaries or affiliates) or while performing the Executive’s duties and responsibilities under this Agreement;
(g)the Executive’s breach of any material provision of this Agreement, the Confidentiality and Intellectual Property Rights Agreement or any other written agreement between the Executive and the Corporation; or
(h) the Executive’s act of doing (or omission thereof) of any action which may bring the Corporation into disrepute.
1.7Definition of “Good Reason”
For the purposes of this Agreement: “Good Reason” means and shall have occurred if, and only if, without the written consent of the Executive, there has been:
(a)a material adverse change in the Executive’s compensation (including Base Salary, STIP and LTIP, and except as permitted by Section 3.1) or the conditions under and manner in which they are payable;
(b)a material diminution of the Executive’s duties, title or position;

(c)a change in the person or body to whom the Executive reports, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, provided this shall not include a change resulting from a promotion in the normal course of business;
(d)other than as part of a mandatory remote work arrangement arising out of applicable statutory, regulatory or public health requirements, or as part of a mutually agreed upon remote work arrangement between the Corporation and the Executive, a material change in the geographic location at which the Executive is regularly required to carry out the terms of his or her employment, which shall include, but is not limited to, a location in a different municipality or a location which is greater than fifty (50) kilometers from the Place of Employment; or
(e)a significant increase or change in the amount, nature or patterns of travel the Executive is required to conduct on behalf of the Corporation.
Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (A) the Executive has provided the Corporation, within thirty (30) days of the initial occurrence of the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (B) the Corporation or its successor fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”), and (C) the Executive’s resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.
1.8Definition of “Change in Control”
For the purposes of this Agreement: “Change in Control” shall have the meaning ascribed to such term in the Corporation’s 2021 Incentive Award Plan; provided that a transaction or event shall only constitute a Change in Control for purposes of this Agreement if the transaction or event also constitutes a “change in control event,” as defined in U.S. Treasury Regulation Section 1.409A-3(i)(5).
1.9Prior Service
The Executive acknowledges and agrees that his or her service with any employer other than Li-Cycle Inc., Li-Cycle U.S. Holdings Inc. and the Corporation will not be included in the assessment of the Term or the Executive’s length of employment with the Corporation for any purposes, including without limitation any entitlements under this Section 5.
1.10Payments in Full Satisfaction and Release
The Executive acknowledges and agrees that the payments provided for in this Article 5 are fair and reasonable and that the payments, benefits and entitlements referred to in Sections 5.2 to 5 hereof are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of this Agreement and of the Executive’s employment with the Corporation. Except as otherwise provided in Sections 5.2 to 5.5 hereof, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, damages, or any additional compensation whatsoever. As a condition to receiving any payment pursuant to Sections 5.2 to 5 hereof in excess of the Basic Entitlements, the Executive agrees to deliver a full and final release from all actions or claims in connection therewith in favor of the Corporation, the Corporation’s affiliates, and all of their respective officers, directors, trustees, shareholders, employees, attorneys, insurers and agents, such release (the “Release”) to be in a form satisfactory to the Corporation and to be provided by the Corporation at or around the time of termination.

1.11Resignation of Offices & Directorships
In the event that the Executive’s employment terminates for any reason whatsoever, then, at the request of the Corporation, the Executive will forthwith resign as a director and/or officer of LICY and the Corporation, and from any other position or office that the Executive then holds with any subsidiaries or affiliates of the Corporation or other entities where the Executive may have been requested to serve as a director or officer in connection with the performance by the Executive of his or her duties. In such event, the Executive shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such loss of office/directorship (unless outstanding and owing).
1.12Corporation Property
The Executive acknowledges that all materials of the Corporation relating to the business and affairs of the Corporation, including, without limitation, manuals, documents, reports, equipment, technology, devices, hardware, software, corporate credit cards, security passes and keys, working materials and lists of customers or suppliers prepared by the Corporation or by the Executive in the course of the Executive’s employment (or as part of the Executive’s on-boarding prior to the Term) (collectively, “Corporation Property”) are for the benefit of the Corporation and are and will remain the property of the Corporation. The Executive shall return all Corporation Property in his or her possession or under his or her control in good condition forthwith upon any request by the Corporation or upon any termination of this Agreement and of the Executive’s employment hereunder (regardless of the reason for such termination).
6.COVENANTS OF THE EXECUTIVE
1.1Non-Competition
The Executive shall not, during the Term and for twelve (12) months following the Date of Termination of the Executive’s employment (such period, the “Restricted Period”), without the prior written consent of the Corporation, either individually or in partnership or jointly or in conjunction with any person as principal, employee, owner, sole proprietor, partner, director, officer, member, consultant, agent, founder, co-venturer, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed five percent (5%) of the outstanding shares so listed) or in any other capacity whatsoever, carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit the Executive’s name or any part of the Executive’s name to be used or employed by any person engaged in or concerned with or interested in any business for which the Executive had responsibility during the last twelve (12) months of his or her employment with the Corporation that is the same as, substantially similar to or competitive with the business of the Corporation or any of its subsidiaries or affiliates within the lithium-ion battery recycling industry and any other line of business operated by the Corporation or any of its subsidiaries or affiliates in the future for which the Executive had responsibility during the last twelve (12) months of his or her employment with the Corporation.
The Executive confirms that all restrictions in the above paragraph are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions by the Corporation or any of its subsidiaries or affiliates.
1.2Non-Solicitation of Employees & Customers
    The Executive shall not, during the Term and for the Restricted Period, without the prior written consent of the Corporation, either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, employee or shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed five percent (5%) of the outstanding shares so listed)

or any other manner whatsoever on the Executive’s own behalf or on behalf of anyone competing or endeavouring to compete with the Corporation or any of its subsidiaries or affiliates:
(a)induce or assist any person or entity in inducing any individual who was an employee of the Corporation or any of its subsidiaries or affiliates during the twelve (12) month period immediately before the Executive’s termination of employment to leave his or her employment with the Corporation;
(b)directly or indirectly solicit or endeavour to solicit or gain the business of, canvass or interfere with the relationship of the Corporation or any of its subsidiaries or affiliates with, any person that:
i)is a customer, client or supplier of the Corporation or any of its subsidiaries or affiliates;
ii)was a customer, client or supplier of the Corporation or any of its subsidiaries or affiliates at any time within twelve (12) months prior to the date the Executive’s termination of employment; or
iii)with the Executive’s knowledge, has been pursued as a prospective customer, client or supplier by or on behalf of the Corporation or any of its subsidiaries or affiliates at any time within twelve (12) months prior to the date the Executive’s termination of employment and in respect of whom the Corporation or any of its subsidiaries or affiliates (as the case may be) has not determined to cease all such pursuit.
The Executive confirms that all restrictions in the above paragraph are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions by the Corporation or any of its subsidiaries or affiliates.
1.3Corporate Opportunities
Any business opportunities relating in any way to the business and affairs of the Corporation or any of its subsidiaries or affiliates which become known to the Executive in the course of the Executive’s employment hereunder (or as part of the Executive’s on-boarding prior to the Term) shall be fully disclosed and made available to the Corporation and shall not, except with the written consent of the Board, be appropriated by the Executive under any circumstance both during the Term and for the Restricted Period.
1.4Non-Disparagement
The Executive covenants and agrees that the Executive shall not, during the Term and for the Restricted Period, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the business of the Corporation or its subsidiaries or affiliates (including without limitation LICY) or its or their respective employees.
1.5Confidentiality and Intellectual Property Rights Agreement
This Agreement and the Executive’s employment with the Corporation hereunder are conditional upon the Executive executing and complying at all times with the Confidentiality and Intellectual Property Rights Agreement which is attached hereto as Exhibit “A” and forms part of this Agreement.

1.6Recognition
The Executive expressly recognizes and expressly acknowledges that:
(a)Article 6 is of this Agreement is of the essence of this Agreement, and that the Corporation would not have entered into this Agreement without the inclusion of those provisions and the Executive’s commitment to abide by same.
(b)the application of Article 6 of this Agreement will not have the effect of prohibiting the Executive from earning a living in a satisfactory manner in the event of the termination of this Agreement and his or her employment.
(c)Article 6 of this Agreement grants to the Corporation and its subsidiaries or affiliates only such reasonable protection as is necessary to preserve the legitimate interests of the Corporation and its subsidiaries or affiliates and the Executive equally recognizes, in this respect, that the description of the business and the territory are reasonable.
1.7Remedies
The Executive hereby recognizes and expressly acknowledges that the Corporation or any of its subsidiaries or affiliates would be subject to irreparable harm should any of the provisions of Article 6 be infringed, or should any of the Executive’s obligations hereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Corporation or any of its subsidiaries or affiliates, in addition to all other remedies, will be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach.
1.8Suspension or Termination of Compensation and Benefits
In the event that the Corporation determines that, without the express written consent of the Corporation, the Executive has breached any provisions of Article 6 of this Agreement, the Corporation will have the right to suspend or terminate any or all remaining payments and/or benefits, if any, referenced in Sections 5.2 to 5.5 of this Agreement, other than the Basic Entitlements. Such suspension or termination of payments and/or benefits shall not constitute Good Reason under this Agreement and will be in addition to and will not limit any and all other rights and remedies as set out in Section 6.7 of this Agreement that the Corporation or any of its subsidiaries or affiliates may have against the Executive.
1.9Suspension with Pay
The Executive acknowledges that, during the course of the Executive’s employment, the Board may exercise its discretion to suspend the Executive with pay in furtherance of any internal investigation relating to the Executive’s conduct and agrees that such a suspension shall not constitute Good Reason under this Agreement (subject to applicable Singapore employment laws).
1.10Fiduciary Obligations
Nothing in this Article 6 is intended to limit the fiduciary obligations that the Executive owes to the Corporation or any of its subsidiaries or affiliates.
1.11No Conflicting Obligations
The Executive acknowledges, represents and warrants that: (i) the Executive did not sign and is not a party to any agreement, whether non-competition, non-solicitation, or otherwise, with any prior employer which in any way whatsoever restricts or limits his or her ability to provide services under this Agreement, and that the Executive is wholly free and at liberty to enter into this Agreement, to continue his or her employment with and provide services to the Corporation as contemplated by this Agreement; and (ii) in the performance of the Executive’s duties for the Corporation, the Executive shall not improperly bring to the Corporation or use any trade secrets, confidential information or other proprietary information of any third party and shall not infringe the intellectual property of any third party.
7.NOTICES
1.1Notices
Any notice in writing required or permitted to be given by this Agreement to be given or made by a party hereto must be in writing and be sufficiently given if delivered personally, delivered by overnight courier, sent by pre-paid registered mail or by e-mail addressed to the recipient as follows:
(a)To the Executive at:
Dawei Li
c/o Li-Cycle APAC Pte Ltd.
6 Battery Road, #11-01,
Singapore
049909

E-mail: Dawei.Li@li-cycle.com
(b)To the Corporation at:
Li-Cycle APAC Pte. Ltd.
c/o Li-Cycle Holdings Corp.
207 Queen’s Quay West
Suite 590
Toronto, Ontario
M5J 1A7
Canada
E-mail: tim.johnston@li-cycle.com
Attention: Executive Chair
or to such other street addressor e-mail address as may be designated by notice given by either party to the other.
Any such notice delivered personally shall be deemed to have been received on the date of delivery thereof; any such notice delivered by overnight courier shall be deemed to have been received on the second day following the date of couriering; any such notice delivered by e-mail shall be deemed to have been received on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day; and any such notice delivered by pre-paid registered mail shall be deemed to have been received on the fifth day following the date of mailing. Notwithstanding the foregoing, if a strike or lockout of postal service is in effect, or generally known to be impending, notice must be effected by personal delivery or by e-mail communication.
1.2Change of Address
Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.

8.GENERAL
1.1Entire Agreement
Except as specifically set forth herein, this Agreement constitutes the entire agreement between the parties with respect to the employment of the Executive with the Corporation and any and all other previous and contemporaneous agreements or statements, including but not limited to the Li-Cycle Inc. Employment Agreement and all understandings, negotiations and discussions, whether written or oral, between the parties hereto or on their behalf relating to the employment of the Executive by the Corporation are hereby superseded. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement. Each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of such previous agreements.
1.2Severability
If any covenant or provision of this Agreement is determined to be invalid, void or unenforceable in whole or in part, it shall not nor be deemed to affect or impair the validity of any other covenant or provision hereof and each of such covenants and provisions is hereby declared to be separate and distinct and severable from each of the others for the purpose of this Agreement.
1.3Choice of Law
This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Republic of Singapore without reference to the principles of conflicts of law of the Republic of Singapore or any other jurisdiction that would result in application of the laws of a jurisdiction other than the Republic of Singapore.
1.4Equitable Remedies
The Executive hereby acknowledges and agrees that a breach of his obligations under this Agreement may result in damages to the Employer that may not be adequately compensated for by monetary award.  Accordingly, in the event of any breach of this agreement by the Executive, in addition to all other remedies available to the Corporation under this Agreement, at law or in equity, the Corporation will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement and protection of the Corporation’s business and/or property.
1.5Dispute Resolution
Subject to any statutory complaint rights the Executive may have, in the event of a dispute arising out of, in relation to or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Corporation seeking a court injunction or other injunctive or equitable relief to protect its business connections, confidential information, workforce or intellectual property, that dispute will be resolved in confidence as follows:
(a)Constructive Negotiation.  The parties agree that, both during and after the Term of this Agreement, each will make bona fide efforts to resolve any disputes arising between them by constructive negotiation.
(b)Mediation.  If the parties are unable to negotiate resolution of a dispute, either party may refer the dispute to mediation at the Singapore Mediation Centre (“SMC”) or Singapore International Mediation Centre (“SIMC”) by providing written notice to the other party.

If the parties cannot agree on a mediator within thirty (30) days of receipt of the notice to mediate, then either party may make application to the SMC or SIMC to have one appointed.  The mediation will be held in Singapore, in accordance with Singapore’s Mediation Act 2017 (or as otherwise agreed by the parties), and each party will bear its own costs, including one-half share of the mediator’s fees; however, the parties agree that if the dispute is fully settled with the assistance of the mediator appointed under this section, the Corporation will be responsible for the full share of the mediator’s fees.
(c)Arbitration.  If, after mediation, the parties have been unable to resolve a dispute for more than thirty (30) days following the mediation, or such other period agreed to in writing by the parties, either party may refer the dispute to the Singapore International Arbitration Centre (“SIAC”) for final and binding arbitration by providing written notice to the other party.  If the parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either party may make application to the SIAC to appoint one. The arbitration will be held in Singapore, in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules shall in that case be deemed to be incorporated by reference in this clause. For the avoidance of doubt, the seat of the arbitration shall then be Singapore, the relevant tribunal shall consist of one (1) arbitrator, and the language of the arbitration shall be English.
1.6Assignment
Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations are assignable by the Executive. The Corporation may assign this Agreement to any of its affiliates or subsidiaries or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation. The Executive, by the Executive’s signature hereto, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “Corporation” herein shall include its successor.
1.7Successors and Assigns
The provisions hereof, including, without limitation, Article 6, shall inure to the benefit of and be binding upon the Executive and his or her heirs, executors, administrators and legal personal representatives and upon the Corporation and its successors and assigns. For this purpose, the terms “successors and assigns” of the Corporation shall include any person, firm, corporation or other entity which, at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all the assets or business of the Corporation.
1.8Survival
Notwithstanding the termination of this Agreement, each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement.
1.9Amendments
    No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties.
1.10Waiver
No provision of this Agreement shall be deemed to be waived as a result of the failure of the Corporation to require the performance of any term or condition of this Agreement or by other course of conduct. To be effective, a waiver must be in writing, signed by each of the parties hereto and state specifically that it is intended to constitute a waiver of a term or breach of this Agreement. The waiver by the Corporation of any term or breach of this Agreement shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed to be a waiver of any subsequent breach.
1.11Section 409A
(a)General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
(b)Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon the Executive’s termination of employment shall be payable only upon the Executive’s “separation from service” with the Corporation within the meaning of Section 409A (a “Separation from Service”).
(c)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed by the Corporation at the time of the Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Executive’s benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service with the Corporation or (B) the date of the Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or the Executive’s estate or beneficiaries), and any remaining payments due to the Executive under this Agreement shall be paid as otherwise provided herein.
(d)Expense Reimbursements. To the extent that any reimbursements or in-kind benefits under this Agreement are subject to Section 409A, any such reimbursements payable to the Executive shall be paid to the Executive no later than December 31st of the year following the year in which the expense was incurred and shall only be paid if the Executive submits the Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed or the in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to such payments or reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. To the extent that any tax gross-up payment under this Agreement is subject to Section 409A, any such gross-up payment shall be paid to the Executive no later than December 31st of the year following the year in which the Executive remits the related taxes.
(e)Installments. The Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Corporation payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.
(f)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution and delivery of the Release, (i) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes the Executive’s acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where the Executive’s Date of Termination and the last day the Release may be considered or, if applicable, revoked, fall in two separate taxable years, any payments required to be made to the Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.

For purposes of this Section 8.11(f), “Release Expiration Date” shall mean: (1) if the Executive is under 40 years old as of the Date of Termination, the date that is seven (7) days following the date upon which the Corporation timely delivers the Release to the Executive, and (2) if the Executive is 40 years or older as of the Date of Termination, the date that is 21 days following the date upon which the Corporation timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are delayed pursuant to this Section 8.11(f), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 8.11(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.
1.12Whistleblower Protections and Trade Secrets
Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of U.S. federal law or regulation to any U.S. governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such governmental agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) the Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any U.S. federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if the Executive files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, then the Executive may disclose the trade secret to the Executive’s attorney, and may use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
1.13Independent Legal and Tax Advice
The Executive hereby represents and warrants to the Corporation that, prior to executing this Agreement, the Executive has sought and obtained or had the opportunity to seek and obtain independent legal and/or tax advice with respect to this Agreement from a lawyer and/or tax professional of their choice; the Executive fully understands the nature and effect of this Agreement; and the Executive has freely and voluntarily entered into this Agreement in good faith and without any form of inducement.
1.14Further Assurances
Each of the parties hereto hereby covenants and agrees to execute or cause to be executed all such further and other documents as may be necessary or desirable to give effect to the purpose and intent of this Agreement.
1.15Counterparts
This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered will be deemed to be an original and such counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF the Corporation has duly executed this Agreement under the hand of one of its officers duly authorized in that regard and the Executive has duly executed this Agreement.

LI-CYCLE HOLDINGS CORP., Sole Shareholder LI-CYCLE APAC PTE. LTD.

Per:	/s/ Ajay Kochhar
	Name:	Ajay Kochhar
	Title:	President and CEO, Li-Cycle Holdings Corp.

SIGNED AND DELIVERED	)
in the presence of:	)
)
/s/ Stephen Zhou	)	/s/ Dawei Li
)
Name of Witness: Stephen Zhou	)	DAWEI LI

Date: April 1, 2023

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Schedule A
PERMITTED CHARITABLE, COMMUNITY & OTHER ACTIVITIES
[XXX]

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Schedule B
EXECUTIVE’S MAIN DUTIES AND RESPONSIBILITIES

During the Term, the Executive’s main duties and responsibilities shall comprise the following:

Regional President, Asia Pacific Region (APAC)

Company: Li-Cycle Corp.
Location: Singapore
Job Summary:
Reporting to the Executive Chair, the Regional President, APAC, is responsible for developing and expanding the Li-Cycle business in the APAC markets, driving profitable growth and ensuring our market-leadership position. This position is a “start-up” role, requiring a seasoned executive aligned with our vision and strategy, and nimble enough to create and lead a team that executes the strategy in an ever-changing market. They will have full P/L responsibility for the region, including managing our proprietary Spoke & Hub Technologytm operations, our commercial agreements, as well as oversight of all other aspects of the Li-Cycle APAC business. They will work closely with their global counterparts to identify future sites of our Spokes and Hubs, and once built by the global teams, they will manage the Operations and Commercial teams, driving for operational excellence and efficiency, and serving the local, regional and global markets with our closed loop processes for manufacturing scrap and end of life batteries.
Our ideal candidate will be a driven individual with high attention to detail and organization, and a positive “can-do” attitude to work in a start-up mode

Primary Responsibilities:
Note: this is an inclusive list of the vision of the role, so the initial primary responsibility is to build the teams to enable this growth in the Asian market
•Full profit/loss accountability for the Region
•Efficient operations of any future Spokes, Axels, Hubs
•Commercial sourcing for Spokes, Axels, Hubs
•Commercial sales of all products
•Coordinate with Regional teams on global Commercial partnerships
•Coordinate with Corporate teams on the building of future Spoke, Axel, Hub capital projects
•Manage all local government relations
•Fully utilize corporate functional team leaders in region: Finance, Legal, HR, IT, HSEQ to drive the growth plans and meet the P/L targets
•Lead the regional Sales and Operations Planning (S&OP) process for optimization
•Actively participate in the global IBP (Integrated Business Planning)
•Manage the relationships and commercial agreements with Joint Ventures in region

Job Qualifications:
•15 or more years of experience in a fast-paced senior executive role in an engineering or technical organization preferred
•Demonstrated progressive experience with building and leading high-performing teams that deliver on high-growth targets; Experience leading a fast paced/rapidly growing cleantech, manufacturing or engineering environment an asset.
•Strong operational and commercial experience
•Experience in managing all financial aspects of the business, from budgeting, KPIs, capital projects, all to drive operational efficiency and commercial success
•The ability to multi-task and adapt to change in our fast-paced dynamic environment, and an ability to know when to be strategic and when to be hands-on and tactical
•Experience in a global organization, with a collaborative approach to manage global support functions such as finance, HR and IT.

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•A high degree of professionalism and independence with excellent communication and interpersonal skills; able to role model our values and culture
Education:
•Ideally a Chemical Engineering or similar Bachelor’s degree
•Post-secondary degree is preferred in business or equivalent combination of education and experience

Core Competencies:
•A hands-on contributor with a desire to work in a dynamic, mission-driven environment
•Ability to deal with sensitive topics in a tactful, diplomatic and professional matter at all times.
•High-level of integrity and dependability with a strong sense of urgency and results-orientation
•Proactive self-starter with an 'owner's mindset'
•Consistently delivers quality work on time, with a strong attention to detail
•Strong analytical, negotiation and creative problem-solving skills
•Exceptional oral communication, writing and editing skills
•Excellent telephone and email etiquette
•Motivated, methodical, and optimistic

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Schedule C
EXECUTIVE PLANS
(2023 - 2024 Summary)
The list of benefits, perquisites and coverages set forth below are a summary and provided for reference only; the Executive must refer to the terms and conditions of the relevant benefit plan texts, where applicable. Where there is any conflict between the summary set out below, the Agreement and/or the applicable plan terms or conditions, as amended from time to time, the plan terms and conditions shall govern.
Section I: Welfare Benefit Plans
For all purposes in this Agreement, “Welfare Benefit Plans” shall consist of the following:
(a)Singapore Benefits Plan
Refer to 2023 – 2024 Singapore Benefits Plan Summary for details.
Section II: Perquisites
“Perquisites” shall consist of those as may be applicable from time to time pursuant to the Corporation’s policies and/or applicable to Executive due to his ex-pat assignment and relocation to Singapore.
In all instances, the Perquisites are quoted in USD but shall be paid in Singapore dollars, less applicable statutory deductions and withholdings (including without limitation with respect to income taxes) and other lawful and applicable amounts, in accordance with the Corporation’s standard payroll practices and schedule in effect from time to time. The conversion of USD to SGD amounts for payroll processing shall be calculated by the Corporation based on a current exchange rate for USD to SGD selected by the Corporation in its discretion prior to the date of payment.
General Executive Perquisites
(a)Executive Medical Assessment – The Executive is eligible for an annual comprehensive “executive medical assessment” at a medical facility approved by the Corporation (the “Executive Medical Assessment”).
(b)Tax Preparation and Financial Planning Services – Upon provision of invoice(s) satisfactory to the Corporation, the Corporation will reimburse the Executive up to a maximum of USD$5,000 (exclusive of applicable sales taxes) per calendar year with respect to income tax preparation and/or financial planning services with a licensed service provider of his or her selection, in respect of any taxation year in which the Executive receives employment-related income from the Corporation arising under this Agreement, regardless of termination of employment. This reimbursement is considered a taxable benefit and will be paid in Singapore SGD per standard practice.
Perquisites Personal to the Executive
The following Perquisites are applicable to Executive due to his ex-pat assignment and relocation to Singapore and are based on data from Willis Towers Watson (“WTW”) for ex-patriate executive relocations from the United States to Singapore. These Perquisites will be paid for a limited term of 3 years, from the Effective Date to March 31, 2026. The Executive fully understands that these Perquisites have a limited duration that is not correlated or related to his employment after these Perquisites expire on March 31, 2026. Further, these Perquisites may be adjusted annually, with 90 days notice to the Executive based on updated data from WTW. These Perquisites are expected to be treated as taxable income to the Executive and in any such case will be grossed-up for taxes.

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(a)Ex-Pat Cost of Living Allowance - The Corporation shall provide the Executive a general cost of living allowance consisting of USD$2,891.67 per month (USD$34,700.04 per annum).
(b)Ex-Pat Housing Allowance - The Corporation shall provide the Executive a housing allowance consisting of USD$10,066.67 per month (USD$120,800.04 per annum). This allowance is a combination of the WTW-recommended cost of local housing and utilities, minus home country offset.
(c)Ex-Pat Annual Home Trip Allowance - The Corporation shall provide the Executive an annual home trip allowance consisting of USD$3,183.33 per month ($38,199.96 per annum) to be used at the Executive’s discretion.
(d)Ex-Pat Vehicle Allowance - The Corporation shall provide the Executive a vehicle allowance, in accordance with annual recommendations from WTW. For 2023, the allowance will be established at USD$5,350.00 per month ($64,200 per annum). The Executive is eligible for Expat Ride (a service provided by WHR, the Corporation’s relocation partner), to assist the Executive with the purchase of a car.
(e)Reimbursement of Education Expenses for his two (2) children, up to USD$75,000 per year, in total The Executive is to submit these expenses for review, approval and payment through WHR, the Corporation’s relocation partner. This Education Expense Reimbursement remains in full force until such time as the Executive’s children graduate from high school or this employment contract is terminated due to the Executive’s resignation, termination or relocation to another country.
(f)Reimbursement of Relocation Expenses – The following summarizes the one-time relocation benefits available to the Executive through WHR, the Corporation’s relocation partner. All payments subject to income tax shall be grossed up according to WHR policies and practices:
a.Home Selection Trip (for spouse + children); travel, food, and accommodations
b.Movement of Household goods - (1) LDN air shipment container and up to one (1) 40-foot container.
c.Temporary Storage (up to 90 days) between move-out date in the United States and arrival date in Singapore
d.Temporary Living from move-out date to move-in date, including car rental and parking, up to 90 days
e.Destination Assistance & Support - 4 days includes area orientation, rental setup, and settling in
f.Spousal Job Search Assistance up to USD$5,000
g.Cultural Training of two days including spouse and children aged 7 and up
h.Final move of business class tickets and meal expenses
i.Miscellaneous Expense Reimbursement up to USD$7,000 for items not covered; and
j.Standard closing costs to sell current (US-based) home

EXHIBIT “A”

CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS AGREEMENT

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